Exhibit 99.1

For Immediate Release

For Information Contact:

Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Announces Second Quarter EPS of $0.07 and Adjusted EPS of $0.11

Company Achieves Strong Second Quarter Earnings, and Raises Full-Year Profit Guidance

CHICAGO – August 4, 2005 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced it achieved net income of $1.6 million ($0.07 per diluted share) for the second quarter of 2005, compared to net income of $654 thousand ($0.03 per diluted share) for the second quarter of 2004. The Company expensed $1.3 million for income taxes in the second quarter of 2005 versus $22 thousand in the same period last year. Pre-tax net income for the second quarter of 2005 was $2.8 million, up 315 percent from $676,000 in the prior year period.

Revenue for the second quarter of 2005 was $23.1 million, up 10 percent from $20.9 million for the second quarter of 2004. eCollege’s second quarter results include revenue of $10.0 million from the Company’s eLearning Division and $13.1 million from the Company’s Enrollment Division, Datamark, Inc.

“Substantial earnings growth demonstrates the tremendous operating leverage in our eLearning Division, and the significant increase in operating margins in our Enrollment Division, and as a result, we expect 2005 earnings to be higher than originally anticipated,” said Oakleigh Thorne, chairman and CEO of eCollege. “Due to the introduction of a new interactive managed services product and the recent volatility in the education industry, we also expect 2005 revenues to be lower than originally anticipated.”

“Our eLearning Division is having its strongest new business development year ever, and this, coupled with our strong margins, bodes very well for our future revenue and earnings growth,” continued Thorne.

Operating income for the second quarter of 2005 was $3.7 million, up 90 percent from $1.9 million for the second quarter of 2004. Operating margin for the quarter was 16 percent compared to 9 percent for the same period last year. Operating margin adjusted for stock-based compensation expense was 17 percent for the second quarter compared to 14 percent for the same period last year.

In the second quarter of 2005, the Company recorded non-cash charges of $871 thousand, including expenses related to stock-based compensation, amortization of identifiable intangible assets associated with the Datamark acquisition, and the accretion of the discount on the Company’s debt (interest expense). After adding these items back to net income, Adjusted Net Income was $2.4 million ($0.11 per diluted share) for the second quarter of 2005, compared to Adjusted Net Income of $2.2 million ($0.10 per diluted share) for the second quarter of 2004. Adjusted Net Income for the second quarter of 2005 includes income taxes of approximately $1.3 million as compared to $22 thousand in the second quarter of 2004.

Free Cash Flow (Adjusted EBITDA less cash interest expense and capital expenditures) for the second quarter of 2005 was $3.0 million compared to Free Cash Flow of $1.7 million for the second quarter of 2004. Capital expenditures, including capitalized software development costs, were $1.6 million for the second quarter of 2005 compared to $1.1 million for the second quarter of 2004. Cash interest expense decreased by $385 thousand as a result of debt prepayment. Differences between the Company’s net income and Free Cash Flow for the second quarter are further explained in the financial table that accompanies the unaudited Condensed Statements of Operations included in this press release.

The following are operating highlights from eCollege’s second quarter:

•

The eLearning Division signed a number of multi-year contracts during the quarter, including: Laureate Education, Inc. to power its Laureate Online division’s degree programs; Kaplan, Inc. to power its Kaplan University division’s online degree and certificate programs; and University of Denver University College to power the College’s online degree programs. Based upon these new signings and its current customers’ growth rates, the Company currently expects 2006 revenue growth rates for its eLearning Division to be in the mid-20 percent range or higher.

•

For the 2005 spring academic term, which impacts both the first and second quarters, the total number of distance student enrollments supported by the eLearning Division was more than 287,000, up 30 percent from approximately 220,000 adjusted distance student enrollments in the spring term of 2004. For the 2005 summer academic term, which impacts both the second and third quarters, the total number of distance student enrollments is expected to be approximately 160,000, up 52 percent from approximately 105,000 distance student enrollments in the summer term of 2004.

•

Student fee revenue grew 17 percent during the second quarter of 2005 compared to the second quarter of 2004, and represented 89 percent of eLearning Division revenues for the second quarter of 2005. Student fee revenues were impacted during the quarter by a near-term slowing of certain customers’ enrollment growth rates. The Company expects student fee revenue growth rates to accelerate to the low 20 percent range in the second half of the year.

•

Enrollment Division revenue grew 5 percent during the quarter compared to the second quarter of 2004. A decline in direct mail revenue, which was driven by certain customers’ decisions to temporarily reallocate dollars and defer programs, was more than offset by significant interactive revenue growth. In addition, during the quarter, the Enrollment Division began to realize revenues from a new service fee-based interactive product offering that provides a significantly lower revenue base but higher operating margins than the Enrollment Division’s interactive cost-per-lead product.

•

Operating expenses decreased $600 thousand from the second quarter of 2004 to $7.6 million for the second quarter of 2005, as increases in audit fees, fees related to compliance with the Sarbanes Oxley Act of 2002, sales and marketing expenses and other operating expenses were offset by a reduction in compensation expense and the reversal of a FAS 123 expense primarily related to the departure of a Datamark executive.

2005 Financial Guidance

The Company is providing the following guidance for the third quarter of 2005:

•

Revenue of $26.3 million to $26.7 million, of which approximately 60 percent is expected to come from the Enrollment Division and approximately 40 percent is expected to come from the eLearning Division.

•	Operating income of $3.4 million to $3.7 million.
•	Net income of $1.5 million to $1.7 million (EPS of $0.07 to $0.08 based on an estimated 22.3 million diluted shares), assuming an effective tax rate of 38.5 percent.
•

Adjusted Net Income of $3.0 million to $3.2 million (Adjusted EPS of $0.13 to $0.14), which reflects adjustments of approximately $1.5 million for non-cash expenses including stock-based compensation, amortization of intangibles and non-cash interest expense.

•

Free Cash Flow of $3.4 million to $3.7 million, reflecting cash interest expense of approximately $800 thousand and capital expenditures (including capitalized software development costs) of approximately $1.4 million.

The Company is updating its previously communicated full-year guidance for 2005. Due to the introduction of a new revenue model in its interactive product line, deferrals of certain direct mail campaigns, and slower than expected growth in online enrollments for certain customers, which the Company believes is short-term in nature, the Company is reducing revenue guidance for the year. However, due to improved product profit margins and reduced general and administrative expense, the Company is raising earnings guidance for the year. The Company’s updated guidance for the full year is as follows:

•	Revenue of $101 million to $103 million, down from prior guidance of $106 million to $108 million.
•	Operating income of $12.0 million to $13.5 million, up from prior guidance of $9.5 million to $11.0 million.
•

Net income of $5.0 million to $6.0 million (EPS of $0.22 to $0.27 based on an estimated 22.4 million diluted shares), up from prior guidance of $3.4 million to $4.3 million, assuming an effective tax rate of 38.5 percent.

•	Adjusted Net Income of $10.4 million to $11.5 million (EPS of $0.46 to $0.51), unchanged from prior guidance.
•	Free Cash Flow of $12.3 million to $13.8 million, up from prior guidance of $11.5 million to $13.2 million.

Conference Call

eCollege will hold a conference call to discuss its 2005 second quarter financial results at 3:30 p.m. Central time (4:30 p.m. Eastern time) on August 4, 2005. Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay also will be available from approximately 6:30 p.m. Central time (7:30 p.m. Eastern time) on August 4, 2005 until 11 p.m. Central time (midnight Eastern time) on August 11, 2005. To listen to the replay, participants should dial 800-642-1687. The conference ID for the replay is 7841049.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of these forward-looking statements include statements about expected future revenue, expenses, operating income, net income, Adjusted Net Income, non-cash charges, EBITDA, Adjusted EBITDA, cash and cash equivalents, Free Cash Flow, profitability, customer enrollments, expected benefits to the Company and its customers from new products and services and any other statements that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: a significant portion of our revenue is generated from a relatively small number of customers; the ability of the Company to retain key executives at eCollege and Datamark ;the difficulty in predicting future growth due to the early stage of and rapid changes in the market for our products and services; our eLearning customers’ ability to continue to build, grow and market their online programs; the difficulty in predicting changes in the mix of marketing products and services employed by customers of our Enrollment Division; substantial competition, including pricing competition, in the online education and enrollment and retentions services markets; technological developments, emerging industry standards and government regulations, and customer requirements, which continually require us to improve our software and services; our debt obligations could adversely affect our financial health and our ability to obtain financing and react to changes in our business; the possibility that we may not be able to achieve continued growth or profitability, or maintain current levels of revenue; our ability to protect our intellectual property and other proprietary rights from infringement; the impact of laws and regulations affecting education and the Internet; our lengthy sales cycle; our network infrastructure and computer systems failing; the vulnerability of our network to security risks; the possibility that we may not be able to raise additional capital on acceptable terms; Datamark’s ability to develop and sustain long-term customer relationships; the cost of marketing activities, including mailing lists, materials and postal rates; and such other factors as are discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a registered trademark of eCollege.

# # #

eCollege Condensed Balance Sheets Unaudited (in thousands)

	June 30, 2005	December 31, 2004

Current Assets:
Cash and Cash Equivalents	$12,931	$ 8,223
Accounts Receivable and Other Current Assets	21,016	15,538
Total Current Assets	33,947	23,761

Property and Equipment (Net), Software Development Costs (Net) and Other Assets	10,403	8,752
Identified Intangible Assets (Net)	9,572	10,359
Deferred Tax Asset	19,869	19,846
Goodwill	55,097	55,097
Total Assets	$128,888	$117,815

Current Liabilities:
Accounts Payable and Accrued Liabilities	$13,441	$14,340
Deferred Revenue and Customer Advances	6,424	3,790
Current Portion of Capital Lease Obligation	307	136
Current Portion of Long-Term Debt	--	1,000
Total Current Liabilities	20,172	19,266

Deferred Revenue	42	67
Other Liabilities and Capital Lease Obligation	761	543
Long-Term Debt ($20 million face value)	17,585	18,196
Seller Notes Payable ($2 million face value)	1,966	1,827
Total Liabilities	40,526	39,899

Common Stock and Additional Paid In Capital, less Treasury Stock	138,820	127,798
Warrants, Options and Deferred Compensation (Net)	5,861	8,597
Accumulated Deficit	(56,319)	(58,479)
Total Shareholders’ Equity	88,362	77,916

Total Liabilities and Shareholders’ Equity	$128,888	$117,815

eCollege

Condensed Statements of Operations

Unaudited

(in thousands, except per share data)

For the Three Months Ended June 30,

Revenue:	2005		2004

eLearning	$10,011		$8,477
Enrollment Marketing	13,076		12,463
Total Revenue	23,087		20,940

Cost of Revenue	11,799		10,800
Gross Profit	11,288		10,140

Research and Development	1,678		1,717
Sales and Marketing	2,617		2,421
General and Administrative	2,907		3,697
Amortization of Intangible Assets	414		373
Total Operating Costs and Expenses	7,616		8,208

Income from Operations	3,672		1,932
Interest and Other Income (Expense), Net	(862)		(1,256)
Income Before Income Taxes	2,810		676
Income Taxes	1,251		22
Net Income	$1,559		$654

Basic Net Income per Share	$0.07		$0.03

Diluted Net Income per Share	$0.07		$0.03

Shares Used in Computing Basic Net Income per Share	21,796		20,234
Shares Used in Computing Diluted Net Income per Share	22,262		22,288

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):
		(2)Per Share		(2)Per Share

Net Income	$1,559	$0.07	$654	$0.03
Adjustments for Non-Cash Charges:
Stock-based Compensation Expense	239		953
Amortization of Identified Intangibles	414		373
Non-cash Interest Expense	218		227
Adjusted Net Income (1)	2,430	$0.11	2,207	$0.10
Depreciation	715		596
Amortization of Capitalized Software	129		0
Cash Interest (Income)/Expense, Net	644		1,029
Taxes on Income	1,251		22
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)	$5,169		$3,854
Capital Expenditures	1,140		676
Capitalized Software	416		413
Cash Interest	644		1,029
Free Cash Flow (1)	$2,969		$1,736

(1)        Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or "GAAP," based measures. However, management believes, based on feedback from investors, analysts and other users of the Company's financial information, that Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company's profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company's acquisition of Datamark in Q4 2003 and related borrowings, Adjusted EBITDA has been defined by the Company's lenders as an important metric, and is used in the Company's debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are reconciled herein to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(2)	Per share data presented is based on each period’s respective weighted average dilutive shares outstanding.

eCollege

Condensed Statements of Operations

Unaudited

(in thousands, except per share data)

For the Six Months Ended June 30,

Revenue:	2005		2004

eLearning	$20,016		$16,684
Enrollment Marketing	26,870		23,862
Total Revenue	46,886		40,546

Cost of Revenue	23,655		20,819
Gross Profit	23,231		19,727

Research and Development	3,444		3,477
Sales and Marketing	5,117		5,125
General and Administrative	8,214		7,065
Amortization of Intangible Assets	786		746
Total Operating Costs and Expenses	17,561		16,413

Income from Operations	5,670		3,314
Interest and Other Income (Expense), Net	(1,834)		(2,534)
Income (Loss) before Income Taxes	3,836		780
Income Taxes	1,676		62
Net Income	$2,160		$718

Basic Net Income per Share	$0.10		$0.04

Diluted Net Income per Share	$0.10		$0.03

Shares Used in Computing Basic Net Income per Share	21,571		20,175
Shares Used in Computing Diluted Net Income per Share	22,111		22,302

Reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow to Net Income(1):
		(2)Per Share		(2)Per Share

Net Income	$2,160	$0.10	$718	$0.03
Adjustments for Non-Cash Charges:
Stock-based Compensation Expense	1,103		2,003
Amortization of Identified Intangibles	787		746
Non-cash Interest Expense	460		424
Adjusted Net Income (1)	4,510	$0.20	3,891	$0.17
Depreciation	1,387		1,163
Amortization of Capitalized Software	271		314
Cash Interest (Income)/Expense, Net	1,374		2,075
Taxes on Income	1,676		62
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (1)	$9,218		$7,505
Capital Expenditures	2,122		1,223
Capitalized Software	957		413
Cash Interest	1,374		2,075
Free Cash Flow (1)	$4,765		$3,794

eCollege Condensed Statement of Cash Flow Unaudited (in thousands)

	For the Six Months Ended June 30,
	2005	2004

Cash Flows from Operating Activities:
Net Income	$2,160	$718

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities-
Depreciation	1,387	1,163
Amortization of Capitalized Software	271	314
Amortization of Intangible Assets	787	746
Stock-Based Compensation	1,103	2,003
Other (Net)	2,340	1,228
Change in-
Accounts Receivable	(4,123)	(4,139)
Accounts Payable and Accrued Liabilities	(594)	480
Deferred Revenue	2,608	3,344
Other Changes in Assets and Liabilities (Net)	(1,120)	(509)
Net Cash Provided by Operating Activities	4,819	5,348

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(2,155)	(1,223)
Capitalized Software Development Costs	(957)	(413)
Datamark Acquisition Costs	--	(142)
Other (Net)	--	(507)
Net Cash Used in Investing Activities	(3,112)	(2,285)

Cash Flows from Financing Activities:
Proceeds from Issuance of Common Stock	4,482	890
Stock Issuance Costs	--	(10)
Proceeds and Payments from (on) Leasing Arrangements (Net)	436	(62)
Proceeds and Payments from (on) Term Loan (Net)	(1,917)	(500)
Proceeds and Payments from (on) Line of Credit (Net)	--	323
Net Cash Provided by Financing Activities	3,001	641

Net Increase in Cash and Cash Equivalents	4,708	3,704
Cash and Cash Equivalents, Beginning of Period	8,223	15,974
Cash and Cash Equivalents, End of Period	$12,931	$19,678